Exhibit 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY OWL ROCK CAPITAL CORPORATION

SHARES OF COMMON STOCK

AT A PURCHASE PRICE EQUAL TO THE NET ASSET VALUE PER SHARE DETERMINED

AS OF [●], 2017

THE OFFER WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON

[●], 2017, UNLESS THE OFFER IS EXTENDED.

To the Shareholders of Owl Rock Capital Corporation:

Owl Rock Capital Corporation, an externally-managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the U.S. Investment Company Act of 1940, as amended (“1940 Act”), and is incorporated in Maryland (the “Company,” “Owl Rock,” “our,” “we,” or “us”) is offering to purchase up to the number of shares of our issued and outstanding common stock, par value $0.01 per share (“Common Stock”) that can be repurchased with $[●]. We intend to limit the number of Shares repurchased pursuant to any repurchase offers to 15% of the total capital commitments (“Capital Commitments”) raised in excess of $1 billion. The term “Shares” as used herein refers only to those shares of Common Stock that are eligible to be repurchased. The purpose of this Offer to Purchase is to provide shareholders with the potential for a measure of liquidity, since there otherwise is no public market for our Common Stock. See Section 2 below. The Offer is for cash at a price equal to the net asset value (“NAV”) per Share determined as of [●], 2017 (the “Purchase Price”), and is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer will expire at 11:59 P.M., Eastern Time, on [●], 2017 (the “Expiration Date”), unless extended.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 3 BELOW.

IMPORTANT INFORMATION

Shareholders who desire to tender their Shares should properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal. The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NEITHER THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”) NOR OWL ROCK CAPITAL ADVISORS LLC (THE “ADVISER”) MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, ITS BOARD OR THE ADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ITS BOARD OR THE ADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is [●], 2017.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

SUMMARY TERM SHEET

(Section references are to this Offer to Purchase)

This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal,which will be mailed to shareholders on or before [●], 2017.

What is the Offer?

•	We are offering to purchase up to the amount of Shares that can be repurchased with $[●]. The Offer is for cash at a price per share equal to the NAV per Share determined as of [●] (the “Purchase Price”). We intend to limit the number of Shares repurchased pursuant to any repurchase offers to 15% of the total Capital Commitments raised in excess of $1 billion, with the exact amount of each repurchase offer to be set by the Board of Directors.

Why is the Company making the tender offer?

•	The Offer is designed to provide our shareholders with the potential for a measure of liquidity since there is otherwise no public market for the Shares. Until our shares are listed on a national securities exchange, we may conduct repurchase offers to allow shareholders to tender their shares of our common stock at a price per share expected to reflect a recently calculated net asset value (“NAV”) per share. Any such share repurchase offer will be at the discretion of the Board and subject to applicable law. We will conduct any repurchase offers in accordance with Section 23(c) of the 1940 Act and Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend to limit the number of shares repurchased pursuant to any such repurchase offers to 15% of the total Capital Commitments raised in excess of $1 billion, with the exact amount to be set by the Board. The Board has complete discretion to determine whether we will engage in any share repurchase and, if so the terms of such repurchase. See Section 2 below.

When will the Offer expire, and may the Offer be extended?

•	The Offer will expire at 11:59 P.M., Eastern Time, on [●], 2017, unless extended. We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 15 below.

How was the Purchase Price Determined?

•	The Purchase Price will reflect the Company’s NAV per Share as of [●], 2017.

The Board approves the valuation of the Company’s assets on at least a quarterly basis. Substantially all of the Company’s investments, are valued at fair value as determined in good faith by the Board, based on, among other things, the input of the Adviser, the Audit Committee and independent third-party valuation firm(s) engaged at the direction of the Board.

The Companys’ NAV per Share that the Purchase Price will reflect will be determined by the Board or a committee thereof no later than 48 hours (excluding Sundays and holidays) prior to [●], 2017. In determining the Purchase Price, the Board or a committee thereof will consider the following factors, among others, in making such determination:

•	the net asset value per share of the Common Stock as of the most recently completed calendar quarter; and

•	an assessment of whether any material change in the net asset value per share has occurred (including through the realization of net gains on the sale of portfolio investments), or any material change in the fair value of portfolio investments has occurred, in each case, from the period beginning on the date of the most recently completed calendar quarter to the period ending 48 hours (excluding Sundays and holidays) prior to [●], 2017.

Are there conditions to the Offer?

•	Yes. Our obligation to accept for payment and pay for the Shares in the Offer is subject to a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the expiration of the Offer. See Section 3 below for a more complete description of the conditions to the Offer.

Additionally, if the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro-rata basis in accordance with the number of Shares tendered by each shareholder (and not timely withdrawn).

How do I tender my Shares?

•	Once you receive the Offer materials, which consists of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto, you should read them, and if you should decide to tender, complete and submit a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by us at the address listed on page 10, in proper form, before 11:59 P.M., Eastern Time, on [●], 2017 (unless the Offer is extended by us, in which case the new deadline will be as stated in the public announcement of the extension). See Section 4 below.

Is there any cost to tender?

•	There is no cost charged by us in connection with this Offer. See the Letter of Transmittal.

May I withdraw my Shares after I have tendered them and, if so, by when?

•	Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by submitting a Notice of Withdrawal to us at the address listed on page 10 which must be received by us prior to the expiration of the Offer (including any extension period). In addition, you may withdraw your tendered Shares any time after [●], 2017 (which is 40 business days after the commencement of the Offer), if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

•	A Notice of Withdrawal of tendered Shares, which specifies the name of the shareholder who tendered the Shares, the number of Shares being withdrawn and other information, must be received by us prior to the expiration of the Offer (including any extension period). See Section 5 below and the Form of Notice of Withdrawal which accompanies this Offer as Exhibit 99(a)(1)(C).

May I place any conditions on my tender of Shares?

•	No.

Is there a limit on the number of Shares I may tender?

•	No.

What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?

•	We will purchase duly tendered Shares from tendering shareholders pursuant to the terms and conditions of the Offer on a pro-rata basis in accordance with the number of Shares tendered by each shareholder (and not timely withdrawn).

If I decide not to tender, how will the Offer affect the Shares I hold?

•	If Shares are tendered pursuant to the Offer, your percentage ownership interest in the Company will increase after completion of the Offer. If no Shares are tendered pursuant to the Offer, your percentage ownership in the Company will not be affected. See Section 10 below.

Does the Company have the financial resources to make payment for Shares tendered in the Offer?

•	Yes. See Section 7 below.

If Shares I tender are accepted by the Company, when will payment be made?

•	Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.

What is the accounting treatment of the Offer?

•	The purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding. See Section 10 below.

Is my sale of Shares in the Offer a taxable transaction?

•	For most shareholders, yes. We anticipate that U.S. Shareholders (defined in Section 13 below), other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See Section 13 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 13 also discusses the treatment of Non-U.S. Shareholders. Please consult your tax advisor for details regarding your specific tax treatment and obligations.

Is the Company required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

•	Under most circumstances, yes. There are certain circumstances, however, in which we will not be required to purchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

•	In addition to those circumstances described in Section 3 in which the Company is not required to accept tendered Shares, we have reserved the right to reject any and all tenders determined by us not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Company’s determination in a court of competent jurisdiction. For example, tenders will be rejected if the tender does not include original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

•	Properly tendered Shares will be accepted for payment promptly following expiration of the Offer. See Section 6 below.

Do I need to take any action if I decide not to tender my Shares?

•	No.

Does management encourage shareholders to participate in the Offer, and will they participate in the Offer?

•	No. Neither we nor our Board nor the Adviser is making any recommendation to tender or to not tender Shares in the Offer. No other person has been authorized to make any recommendation on behalf of the Company, our Board or the Adviser as to whether shareholders should tender or refrain from tendering Shares pursuant to this offer, or to make any representation or give any information in connection with this Offer other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by the Company, our Board or the Adviser. Shareholders should consult their own investment and tax advisers and make their own decisions regarding whether to tender or refrain from tendering their Shares. None of our directors or executive officers and none of the Adviser’s executive officers intend to tender any of their Shares in the Offer. See Section 1 below.

How do I obtain information?

•	Questions and requests for assistance or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to Owl Rock Capital Corporation as follows:

Our telephone:	(212) 419-3000

U.S. mail:	Owl Rock Capital Corporation Investor Relations 245 Park Avenue, 41st Floor New York, New York 10167

The Letter of Transmittal should be sent to the Company at the following address:

Owl Rock Capital Corporation

Investor Relations

245 Park Avenue, 41st Floor

New York, New York 10167

1. Purchase Price; Number of Shares; Expiration Date.

Owl Rock Capital Corporation, an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, and that is incorporated in Maryland is offering to purchase up to the amount of Shares that can be repurchased with $[●]. The purpose of the Offer is to provide shareholders with the potential for a measure of liquidity since there is otherwise no public market for our Common Stock. See Section 2 below. The Offer is for cash at a price per share equal to the Purchase Price. You will not receive interest on the Purchase Price under any circumstances.

If more than the number of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro-rata basis, in accordance with the number of Shares duly tendered by or on behalf of each shareholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you request to have repurchased.

As of [●], 2017, there were approximately [●] shares of our Common Stock issued and outstanding and there were [●] holders of record.

The Offer will remain open until 11:59 P.M., Eastern Time, on [●], 2017 (the “Expiration Date”), unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) we increase or decrease the price to be paid for Shares, or we increase or decrease the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days. In addition, to the extent the methodology by which we determine the Purchase Price changes following the date tender offer materials were provided to you, we will extend the Offer by at least ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

In the judgment of our Board, including the independent directors, the Offer is in the best interests of our shareholders and does not violate applicable law. Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to shareholders, including pursuant to a repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock.

The Board may also consider the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•	the effect of such repurchases on our qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (including the consequences of any necessary asset sales);

•	the liquidity of our assets (including fees and costs associated with disposing of assets);

•	our investment plans and working capital requirements;

•	the relative economies of scale with respect to our size;

•	our history in repurchasing Shares or portions thereof; and

•	the condition of the securities markets.

The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and shareholders should consult with their personal advisors if they have questions about their specific financial or tax situation. As a result, neither we, our Board nor our Adviser are expressing any opinion as to whether a shareholder should accept or reject this Offer. No other person has been authorized to make any recommendation on our, our Board’s or the Adviser’s behalves as to whether shareholders should tender or refrain from tendering Shares pursuant to this offer, or to make any representation or give any information in connection with this Offer other than that which is contained herein or in the accompanying Letter of Transmittal. If made or given, any such recommendation must not be relied upon as having been authorized by us, our Board or the Adviser.

2. Purpose of the Offer; Plans or Proposals of the Company.

The purpose of the Offer is to provide our shareholders with the potential for a measure of liquidity since there is otherwise no market for our Common Stock.

Until our shares are listed on a national securities exchange, we may conduct repurchase offers to allow shareholders to tender their shares of our common stock at a price per share expected to reflect a recently calculated NAV per share. Any such share repurchase offer will be at the discretion of the Board and subject to applicable law. We will conduct any repurchase offers in accordance with Section 23(c) of the 1940 Act and Rule 13e-4 under the Exchange Act. We intend to limit the number of shares repurchased pursuant to any such repurchase offers to 15% of the total Capital Commitments raised in excess of $1 billion, with the exact amount to be set by the Board. The Board has complete discretion to determine whether we will engage in any share repurchase and, if so the terms of such repurchase. At the discretion of the Board, we may use cash on hand, cash available from borrowings, and cash from liquidation of securities investments as of the end of the applicable period to repurchase Shares.

Except as previously disclosed by us, or as may occur in the ordinary course of business, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) other than in connection with transactions in the ordinary course of the Company’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the Company’s present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the composition of the Board or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in the Company’s investment policy for which a vote would be required by Section 13 of the 1940 Act; (f) any class of the Company’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (g) any class of the Company’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) other than in connection with transactions in the ordinary course of the Company’s operations, any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

3. Certain Conditions of the Offer.

Shares held of record as of the date of this Offer are eligible to be repurchased pursuant to the Offer. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro-rata basis in accordance with the number of Shares tendered by each shareholder (and not timely withdrawn).

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer, or otherwise materially adversely affects the Company or the value of our common stock, (ii) declaration of a banking moratorium by Federal, state or foreign authorities or any suspension of payment by banks in the United States, New York State or in a foreign country that is material to the Company, (iii) limitation that affects the Company or the issuers of its portfolio securities imposed by Federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement or escalation, on or after [●], 2017, of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Company, or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Company or its shareholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.

We reserve the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 14 below.

4. Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal to us at:

Owl Rock Capital Corporation

Investor Relations

245 Park Avenue, 41st Floor

New York, New York 10167

The Letter of Transmittal must be received by us at the address above before 11:59 P.M., Eastern Time, on [●], 2017, when the Offer expires.

a. Proper Tender of Shares and Method of Delivery. For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 11:59 P.M., Eastern Time, on the Expiration Date. These materials may be sent via mail, courier, or personal delivery.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.

Shareholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price.

b. Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or shareholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction.

NEITHER THE COMPANY, NOR ITS BOARD, NOR THE ADVISER NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

c. United States Federal Income Tax Withholding. To prevent the imposition of U.S. federal backup withholding tax equal to 28% of the gross payments made pursuant to the Offer, prior to receiving such payments, each shareholder accepting the Offer who has not previously submitted to the Company a correct, completed, and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Shareholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable form (for Non-U.S. Shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company. See Section 13 below.

For this purpose, a “U.S. Shareholder” is, in general, a shareholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Shareholder” is any shareholder other than a U.S. Shareholder.

5. Withdrawal Rights.

At any time prior to 11:59 P.M., Eastern Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after [●], 2017 (which is forty (40) business days after the commencement of the Offer), any shareholder may withdraw any amount of the Shares that the shareholder has tendered.

To be effective, a written notice of withdrawal of Shares tendered must be timely received by us via mail, courier, or personal delivery at the address listed on page 10. Any notice of withdrawal must be substantially in the form attached hereto as Exhibit 99(a)(1)(C) and specify the name(s) of the person having tendered the Shares to be withdrawn and the number of Shares to be withdrawn.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, which determination shall be final and binding, subject to the rights of tendering shareholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 11:59 P.M., Eastern Time, on the Expiration Date.

6. Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. You will not receive interest on the Purchase Price under any circumstances.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (a) a Letter of Transmittal properly completed and bearing original signature(s) and any required signature guarantee(s) and (b) any other documents required by the Letter of Transmittal. We may not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering shareholder or other payee who has not previously submitted a correct, completed, and signed Form W-9, Form W-8BEN, Form W-8IMY, Form W-8ECI or other appropriate form, as necessary, and who fails to complete fully and sign either the Substitute Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8IMY or Form W-8ECI) and provide such properly completed form to us may be subject to federal backup withholding tax of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Shareholders.

7. Source and Amount of Funds.

The total maximum cost to us for repurchasing Shares pursuant to the Offer would be approximately $[●], excluding filing, printing, mailing, and processing fees. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased to the amount of Shares that can be repurchased with $[●], which, as of [●], 2017. The actual number of Shares that will be repurchased and, therefore, our total cost of purchasing Shares pursuant to the Offer, is not determinable at this time.

We will either draw upon our senior secured revolving credit facility (the “Revolving Credit Facility”) or our subscription line revolving credit facility (the “Subscription Credit Facility”) or use cash on hand to fund the purchase of Shares validly tendered and not withdrawn in the Offer.

The parties to the Revolving Credit Facility include us, as borrower, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”) and SunTrust Robinson Humphrey, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arrangers and Joint Book Runners, SunTrust Bank as Administrative Agent and Bank of America, N.A. as Syndication Agent.

The Revolving Credit Facility is guaranteed by OR Lending, LLC, one of our subsidiaries, and will be guaranteed by certain of our domestic subsidiaries that are formed or acquired by us in the future (collectively, the “Guarantors”). Proceeds of the Revolving Credit Facility may be used for general corporate purposes, including the purchase of shares validly tendered and not withdrawn in the Offer.

The maximum principal amount of the Revolving Credit Facility is $400 million, subject to availability under the borrowing base, which is based on our portfolio investments and other outstanding indebtedness. Maximum capacity under the Revolving Credit Facility may be increased to $750 million through the exercise by the Borrower of an uncommitted accordion feature through which existing and new lenders may, at their option, agree to provide additional financing. The Revolving Credit Facility includes a $50 million limit for swingline loans and is secured by a perfected first-priority interest in substantially all of the portfolio investments held by us and each Guarantor, subject to certain exceptions.

The availability period under the Revolving Credit Facility will terminate on January 31, 2020 (“Commitment Termination Date”) and the Revolving Credit Facility will mature on February 1, 2021 (“Maturity Date”). During the period from the Commitment Termination Date to the Maturity Date, we will be obligated to make mandatory prepayments under the Revolving Credit Facility out of the proceeds of certain asset sales and other recovery events and equity and debt issuances.

We may borrow amounts in U.S. dollars or certain other permitted currencies. Amounts drawn under the Revolving Credit Facility will bear interest at either LIBOR plus a margin, or the prime rate plus a margin. We may elect either the LIBOR or prime rate at the time of drawdown, and loans may be converted from one rate to another at any time at our option, subject to certain conditions. We will also pay a fee of 0.375% on undrawn amounts under the Revolving Credit Facility.

The Revolving Credit Facility includes customary covenants, including certain limitations on the incurrence by us of additional indebtedness and on our ability to make distributions to our shareholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events and certain financial covenants related to asset coverage and liquidity and other maintenance covenants, as well as customary events of default.

The parties to the Subscription Credit Facility include us, as borrower, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent (the “Administrative Agent”), and Wells Fargo, State Street Bank and Trust Company and the banks and financial institutions from time to time party thereto, as lenders.

The Subscription Credit Facility permits the Company to borrow up to $250 million, subject to availability under the “Borrowing Base”. The Borrowing Base is calculated based on the unused Capital Commitments of the investors meeting various eligibility requirements above certain concentration limits based on investors’ credit ratings. The Subscription Credit Facility includes a provision permitting the Company to increase the size of the facility on or before the first anniversary of the Closing Date up to a maximum principal amount not exceeding $500 million, subject to customary conditions, and includes a further provision permitting the Company to increase the size of the facility under certain circumstances up to a maximum principal amount not exceeding $750 million, if the existing or new lenders agree to commit to such further increase.

Borrowings under the Subscription Credit Facility bear interest, at our election at the time of drawdown, at a rate per annum equal to (i) in the case of LIBOR rate loans, an adjusted LIBOR rate for the applicable interest period plus 1.60% or (ii) in the case of reference rate loans, the greatest of (A) a prime rate plus 0.60%, (B) the federal funds rate plus 1.10%, and (C) one-month LIBOR plus 1.60%. Loans may be converted from one rate to another at any time at our election, subject to certain conditions. We also will pay an unused commitment fee of 0.25% per annum on the unused commitments.

The Subscription Credit Facility will mature upon the earliest of (i) the date three (3) years from the Closing Date; (ii) the date upon which the Administrative Agent declares the obligations under the Credit Facility due and payable after the occurrence of an event of default; (iii) forty-five (45) days prior to the scheduled termination of the commitment period under our Subscription Agreements (as defined below); (iv) forty-five (45) days prior to the date of any listing of our common stock on a national securities exchange; (v) the termination of the commitment period under our Subscription Agreements (if earlier than the scheduled date); and (vi) the date we terminate the commitments pursuant to the Subscription Credit Facility.

The Subscription Credit Facility is secured by a perfected first priority security interest in our right, title, and interest in and to the capital commitments of our private investors. including our right to make capital calls, receive and apply capital contributions, enforce remedies and claims related thereto together with capital call proceeds and related rights, and a pledge of the collateral account into which capital call proceeds are deposited.

The Subscription Credit Facility contains customary covenants, including certain limitations on the incurrence by us of additional indebtedness and on our ability to make distributions to our shareholders, or redeem, repurchase or retire shares of stock, upon the occurrence of certain events, and customary events of default (with customary cure and notice provisions).

Transfers of interests in the Company by investors will need to comply with certain sections of the Subscription Credit Facility and we shall notify the Administrative Agent before such transfers take place. Such transfers may trigger mandatory prepayment obligations.

Complete copies of the documents related to the Revolving Credit Facility and the Subscription Credit Facility are attached or incorporated by reference, as applicable, as Exhibits 99(b)(1), 99(b)(2) and 99(b)(3) to the accompanying Schedule TO.

8. Financial Statements.

Financial statements have not been included herein because the consideration offered to shareholders consists solely of cash; the Offer is not subject to any financing condition; and the Company is a public reporting company under Section 13(a) of the Exchange Act, and files its reports electronically on the EDGAR system.

Information about the Company and reports filed with the U.S. Securities and Exchange Commission (the “SEC”) can be viewed and copied at the SEC’s Public Reference Room in Washington, DC. Information about the Reference Room’s operations may be obtained by calling the SEC at (202) 551-8090. Reports and other information about the Company are available on the EDGAR Database on the SEC’s Internet site (www.sec.gov), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549.

9. Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of [●], 2017, we had [●] issued and outstanding Shares.

Interests of Directors and Executive Officers. As of [●], 2017 our directors and executive officers as a group ([●] persons) beneficially owned an aggregate of [●] Shares, representing [●]% of the total number of outstanding Shares. None of our directors or executive officers intends to tender any of their Shares in the Offer.

The following tables set forth, based on a total of [●] Shares issued and outstanding as of [●], 2017, (1) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors and executive officers, and by all directors and executive officers as a group, as of [●], 2017, and (2) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of the outstanding Shares. For purposes of these tables, and in accordance with the rules promulgated by the SEC, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own Shares that he or she has the right to acquire within 60 days after [●], 2017, in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated, each holder has sole voting and dispositive power over the listed Shares.

Summary of Ownership by Officers and Directors:

Name and Address	Number of Shares Owned		Percentage of class outstanding (as of , 2017)
5% Owners
QSP Athena LP(1)	[●	]	[●	]%
Quantum Strategic Partners Ltd.(2)	[●	]	[●	]%
Brown University(3)	[●	]	[●	]%
MSD Owl Rock Investments, LLC(4)	[●	]	[●	]%
PSPEF Limited(5)	[●	]	[●	]%
Regents of the University of California(6)	[●	]	[●	]%
The State of New Jersey Common Pension Fund E	[●	]	[●	]%
Interested Directors
Douglas I. Ostrover	[●	]	[●	]%
Alan Kirshenbaum	[●	]	[●	]%
Independent Directors
Edward D’Alelio	[●	]	[●	]%
Eric Kaye	[●	]	[●	]%
Christopher M. Temple	[●	]	[●	]%
Brian Finn	[●	]	[●	]%
Executive Officers
Rebecca Tabb	[●	]	[●	]%
Bryan Cole	[●	]	[●	]%
Alexis Maged	[●	]	[●	]%
All officers and directors as a group (9 persons)(7)	[●	]	[●	]%

*	Less than 1%.

(1)	QSP Athena LP (“QSP Athena”) is a Delaware limited partnership. Soros Fund Management LLC (“SFM LLC”) serves as principal investment manager to QSP Athena. As such, SFM LLC has been granted investment discretion over portfolio investments, including the common stock of Owl Rock Capital Corporation held for the account of QSP Athena, but does not have the power to vote (or direct the vote) of such shares. SFM LLC must either (i) vote such shares in the same manner as other shareholders of Owl Rock Capital Corporation vote their shares or (ii) seek voting instructions from the limited partner(s) of QSP Athena and vote in accordance with such instructions. George Soros serves as Chairman of SFM LLC and Robert Soros serves as President and Deputy Chairman of SFM LLC. The business address for SFM LLC is 250 West 55th Street, New York, NY 10019. The registered address for QSP Athena is c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
(2)	Quantum Strategic Partners Ltd. (“QSP”), is a Cayman Islands exempted company. SFM LLC serves as principal investment manager to QSP. As such, SFM LLC has been granted investment discretion over portfolio investments, including the common stock of Owl Rock Capital Corporation held for the account of QSP. George Soros serves as Chairman of SFM LLC and Robert Soros serves as President and Deputy Chairman of SFM LLC. The business address of SFM LLC is 250 West 55th Street, New York, NY 10019. The registered address for QSP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.
(3)	Brown University is a Rhode Island corporation whose address is 121 South Main Street, 9th Floor, Providence, Rhode Island 02903.
(4)	MSD Private Capital Investments, L.P., a Delaware limited partnership, is the sole owner of MSD Owl Rock Investments, LLC, a Delaware limited liability company, and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the shares held by MSD Owl Rock Investments, LLC. MSD Capital, L.P., a Delaware limited partnership, is the general partner of MSD Private Capital Investments, L.P. and may be deemed to have or share voting and dispositive power over, and/or beneficially own, the shares beneficially owned by MSD Private Capital Investments, L.P. MSD Capital Management LLC, a Delaware limited liability company, is the general partner of MSD Capital, L.P. and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares beneficially owned by MSD Capital, L.P. Michael S. Dell is the controlling member of, and may be deemed to beneficially own the shares beneficially owned by, MSD Capital Management LLC. Each of Glenn R. Fuhrman and Marc R. Lisker is a manager of MSD Capital Management LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the shares beneficially owned by MSD Capital Management LLC. The address for MSD Owl Rock Investments, LLC is c/o MSD Capital, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.
(5)	PSPEF Limited is a British Virgin Islands company and its registered address is KCS Chambers, PO Box 4051, Road Town, Tortola, British Virgin Islands. Each of Blue Pool Management Ltd. (“BPM”), as investment manager to PSPEF Limited, and Blue Pool Capital Limited (“BPCL”), as investment adviser to BPM, has the power to vote (or to direct the voting of) and the power to dispose (or to direct the disposition of) the shares of common stock of Owl Rock Capital Corporation held by PSPEF Limited. BPCL is wholly-owned by BPM, and the shareholders of BPM are Alexander Gustav Lennart West and Oliver Paul Weisberg. The address of each of BPCL, BPM, Mr. West and Mr. Weisberg is c/o Blue Pool Capital Limited, 3208 Two Exchange Square, Central, Hong Kong.
(6)	The address of Regents of the University of California is 1111 Broadway, 21st Floor, Oakland, CA 94607.
(7)	The address for each of the directors and officers is c/o Owl Rock Capital Corporation, 245 Park Avenue, 41st Floor, New York, New York 10167.

During the 60 days prior to [●], 2017, the Company has issued an aggregate of approximately [●] shares, including Shares issued pursuant to the Company’s distribution reinvestment plan (“DRIP”), for net proceeds of approximately $[●]. Except for shares purchased under our DRIP, and based upon our records and upon information provided to us, there have not been any other transactions in shares that were effected during such period by any of our directors or executive officers, any person controlling the Company, any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or minority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Except as set forth in this Offer, neither we nor, to the best of our knowledge, any of the above mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors or officers intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Company of shareholders who do not tender Shares. If Shares are purchased pursuant to the Offer, all shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding shares of our Common Stock and the reduction in the Company’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued shares. Rule 13e-4 promulgated under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days following the Expiration Date.

Accounting Treatment. The purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding increase in liabilities and/or reduction in total cash and cash equivalents depending on the source of funding.

11. Certain Information about the Company.

We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act. We intend to elect to be treated for federal income tax purposes as a RIC under Subchapter M of the Code. We are managed by the Adviser, a Delaware limited liability company that is registered as an investment adviser with the SEC. The Adviser oversees the management of our activities and is responsible for making investment decisions for our portfolio.

We are a specialty finance company focused on lending to U.S. middle-market companies. Our capital will be used by our portfolio companies to support growth, acquisitions, market or product expansion, refinancings and/or recapitalizations. We define “middle market companies” to generally mean companies with earnings before interest expense, income tax expense, depreciation and amortization (“EBITDA”) between $10 million and $250 million annually, and/or annual revenue of $50 million to $2.5 billion annually. We may on occasion invest in smaller or larger companies if an attractive opportunity presents itself, especially when there are dislocations in the capital markets, including the high yield and syndicated loan markets. Our target credit investments will typically have maturities between three and ten years and generally range in size between $20 million and $250 million. The investment size will vary with the size of our capital base. As of December 31, 2016, our portfolio companies had weighted average annual revenue of $571 million and weighted average annual EBITDA of $81 million.

We invest in senior secured or unsecured loans, subordinated loans or mezzanine loans and, to a lesser extent, equity-related securities including warrants, preferred stock and similar forms of senior equity, which may or may not be convertible into a portfolio company’s common equity. Our investment objective is to generate current income and, to a lesser extent, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. While we believe that current market conditions favor extending credit to middle market companies in the United States, our investment strategy is intended to generate favorable returns across credit cycles with an emphasis on preserving capital.

Our principal office is located at 245 Park Avenue, 41st Floor, New York, New York 10167.

12. Additional Information.

Information concerning our business, including our background, strategy, business, investment portfolio, competition, and personnel, as well as our financial information, is included in:

•	our Registration Statement on Form 10 filed with the SEC on April 11, 2016;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016 and September 30, 2016, as filed with the SEC on August 10, 2016 and November 9, 2016, respectively;

•	our Current Reports on Form 8-K (excluding any information furnished therein), as field with the SEC on May 5, 2016, June 6, 2016, June 15, 2016, June 30, 2016, August 4, 2016, September 16, 2016, December 15, 2016, January 5, 2017 and February 1, 2017;

•	our Issuer Tender Offer Statement of Schedule TO, as filed with the SEC on [●]; and

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 7, 2017.

Each of the foregoing documents is incorporated by reference herein. We also hereby incorporate by reference additional documents that we may file with the SEC between the date of this Offer and the Expiration Date of this Offer. You may inspect and copy these reports, proxy statements and other information, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, DC 20549.

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 3.

13. Certain United States Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Holders and Non-U.S. Holders (each as defined below), in each case, whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Code, U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares held by shareholders as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to shareholders subject to special rules, including, without limitation, pass-through entities (including arrangements and entities treated as partnerships, “grantor trusts” and S corporations for U.S.

federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, U.S. expatriates, mutual funds, real estate investment trusts, BDCs, cooperatives, trusts and estates, persons who mark-to-market our Shares, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, shareholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer. See Section 4.c. “Procedures for Tendering Shares — United States Federal Income Tax Withholding” above. This summary is included for general information only. Each Shareholder is urged to consult such Shareholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (1) a citizen or individual resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions, or (y) it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial holder of Shares that is not a “pass-through entity” (including a partnership) for U.S. federal income tax purposes and that also is not a U.S. Holder.

a. U.S. Shareholders. The sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (a) results in a “complete termination” of the shareholder’s interest in the Company, (b) is “substantially disproportionate” with respect to the shareholder or (c) is “not essentially equivalent to a dividend” with respect to the shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Although it is generally anticipated that most shareholders who tender shares would satisfy one of these three tests for “sale or exchange” treatment, shareholders should consult their own tax advisors to determine if any of these tests would be satisfied in light of their own unique circumstances. If any of these three tests for “sale or exchange” treatment is met, a shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the adjusted tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual shareholders is generally 20%. Specific limitations may apply to the deductibility of capital losses by a U.S. holder. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer ordinarily will be disallowed to the extent a shareholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Company pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the shareholder (or amounts credited to the shareholder as undistributed capital gains) with respect to such Shares.

If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a shareholder who sells Shares pursuant to the Offer will be taxable to the shareholder as a “dividend” to the extent of such shareholder’s allocable share of the Company’s current or accumulated earnings and profits. The excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the shareholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the shareholder’s tax basis in such case will be treated as gain from a “sale or exchange” of such Shares taxable as discussed in the preceding paragraph. If the amounts received by a tendering Shareholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such shareholder.

In addition, if a tender of Shares is treated as a “dividend” to a tendering shareholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a shareholder whose proportionate interest in the earnings and assets of the Company has been increased by such tender. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the purchase of Shares pursuant to the Offer.

Individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes net income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses).

The Company may be required to withhold 28% of the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless either: (a) the U.S. Shareholder has completed and submitted to the Company a Form W-9 (or Substitute Form W-9), providing the U.S. Shareholder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (1) such number is correct; (2) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law. A Substitute Form W-9 is included as part of the Letter of Transmittal for U.S. Shareholders.

b. Non-U.S. Shareholders. The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the U.S. by the Non-U.S. Shareholder (and if an income tax treaty applies, on whether the Non-U.S. Shareholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Company, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment) and if, as anticipated for U.S. Shareholders, it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale and certain other conditions exist. If, however, Non-U.S. Shareholders are deemed, for the reasons described above in respect of U.S. Shareholders, to receive a dividend distribution from the Company with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment). The amount of the dividend subject to withholding tax generally would not include any portion of such dividend properly reported as a capital gain dividend and any portion of such dividend properly reported as an interest-related dividend or short-term capital gain dividend. In addition, if a non-U.S. shareholder is deemed to receive a dividend, a 30% withholding may be imposed under the “Foreign Account Tax Compliance Act,” or “FATCA,” unless the Non-U.S. Shareholder and the intermediaries through which it holds its shares comply with the applicable disclosure requirements.

If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder (and, if an income tax treaty applies, the Non-U.S. Shareholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Company for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner discussed above as if the Shares involved were tendered by a U.S. Shareholder.

Any dividends received by a corporate Non-U.S. Shareholder that are effectively connected with a U.S. trade or business in which the corporate shareholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Shareholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Shareholders should provide the Company with a properly completed Form W-8BEN, Form 8BEN-E Form W-8IMY, Form W-8ECI or other applicable form in order to avoid 28% backup withholding on the cash they receive from the Company regardless of how they are taxed with respect to their tender of the Shares involved.

14. Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15. Forward Looking Statements; Miscellaneous.

This Offer contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Owl Rock Capital Corporation (the “Company,” “Owl Rock,” “we” or “our”), our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•	an economic downturn could disproportionately impact the companies that we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	an economic downtown could also impact availability and pricing of our financing;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we elect to use leverage as part of our investment strategy;

•	currency fluctuations could adversely affect the results of our investments in foreign companies, particularly to the extent that we receive payments denominated in foreign currency rather than U.S. dollars;

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	the ability of our portfolio companies to achieve their objectives;

•	competition with other entities and our affiliates for investment opportunities;

•	the speculative and illiquid nature of our investments;

•	the use of borrowed money to finance a portion of our investments as well as any estimates regarding potential use of leverage;

•	the adequacy of our financing sources and working capital;

•	the loss of key personnel;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;

•	the ability of the Adviser to attract and retain highly talented professionals;

•	our ability to qualify for and maintain our tax treatment as a RIC under Subchapter M of the Code, and as a BDC;

•	the effect of legal, tax and regulatory changes; and

•	other risks, uncertainties and other factors previously identified in the reports and other documents Owl Rock Capital Corporation has filed with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Offer should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of this Offer. Moreover, we assume no duty and do not undertake to update the forward-looking statements. Because we are an investment company, the forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 21E of the U.S. Exchange Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.

[●], 2017	OWL ROCK CAPITAL CORPORATION